Exhibit 5.1

CONYERS DILL & PEARMAN LLP
SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands
T +1 345 945 3901
conyers.com

9 September 2022

715435

Legal – 21462579.3

1 345 814 7786
Cora.Miller@conyers.com

Wuxin Technology Holdings, Inc.

Tefa Information and Technology Plaza, Floor 15

No. 2 Qiongyu Road, Nanshan District

Shenzhen 518052

People’s Republic of China

0755-86379339

Dear Madams and Sirs,

Re:	Wuxin Technology Holdings, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1, as amended (the “Registration Statement”) and preliminary prospectus annexed thereto (the “Prospectus”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) relating to the offering and registration of an aggregate of 6,900,000 Class A ordinary shares, par value US$0.0001 per share (the “IPO Shares”), the issuance of underwriter warrants (the “UW Warrants”) and the Class A Ordinary Shares issuable upon exercise of the UW Warrants (the “UW Warrant Shares”, together with IPO Shares, UW Warrants, the “Securities”).

1. DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement; and

1.2.	the Prospectus.

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the “Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	a copy of the Certificate of Incorporation dated 16 June 2021, the Amended and Restated Memorandum and Articles of Association of the Company (the “Articles”) adopted by special resolution dated 21 December 2021, the register of directors and officers of the Company and the register of members of the Company, each certified by the Quality Corporate Services Ltd. as registered office service provider of the Company on 28 January 2022 (collectively, the “Constitutional Documents”);

1.4.	a copy of written resolutions of the sole director of the Company dated [date] September 2022 (the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on [date] September 2022 (the “Certificate Date”);

1.6.	a copy of a certificate of incumbency of the Company issued by Quality Corporate Services Ltd. dated [date] September 2022 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”);

1.7.	the results of our electronic searches against the Company at the Registrar of Companies conducted on [date] September 2022 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on [date] September 2022; and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2. ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

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2.6.	that the Company will issue the Securities in furtherance of its objects as set out in its Constitutional Documents;

2.7.	that the Constitutional Documents have not been amended since the date of certification set out therein and will not be amended in any manner that would affect the opinions set forth herein;

2.8.	that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof owing to the Company, less any underwriting discounts or commissions to be paid to the underwriters, which shall not be less than the par value thereof;

2.9.	the transactions contemplated under the Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

2.10.	that on the date of entering into the Documents to which is it a party, the Company is and after entering into the Documents to which it is a party, will be able to pay its liabilities as they become due;

2.11.	the validity and binding effect under the laws of the United States of America of the Documents and that the Documents will or have been duly filed with and declared effective by the Commission prior to, or concurrent with, the sale of the Securities;

2.12.	the Company will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Documents, whether as a principal issue or on the conversion, exchange, exercise of a Warrant;

2.13.	save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement; and

2.14.	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands.

3. QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

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3.2.	We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

3.3.	We express no opinion with respect to the issuance of Securities pursuant to any provision of the Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

3.4.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Securities, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.5.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4. OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (As Revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	Based solely on our review of the Articles, the Company is authorized to issue a maximum of 400,000,000 Class A ordinary shares with a par value of US$0.0001 each.

4.3.	When issued and paid for in accordance with the Documents and recorded in the register of members of the Company, the Securities will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	The statements under the caption “Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP
Conyers Dill & Pearman LLP*

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